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                         THE QUIZNO'S CORPORATION, INC.

                            INVESTOR RIGHTS AGREEMENT

         THIS INVESTOR RIGHTS AGREEMENT is entered into as of the ___th day of November 2000 (this "Agreement"), by and among RICHARD E. SCHADEN, an individual, RICHARD F. SCHADEN, an individual, and Richard E. Schaden and Richard F. Schaden, as Co-Trustees under a certain Voting Trust Agreement, dated as of July 14, 1994, as amended (the "Voting Trust") (collectively, the "Principal Shareholders"), THE QUIZNO'S CORPORATION, a Colorado corporation (the "Company"), and LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership ("LLCP").

                                 R E C I T A L S

         A. The Company Parties and LLCP are parties to that certain Securities Purchase Agreement dated of even date herewith (as amended, supplemented or otherwise modified from time to time, the "Securities Purchase Agreement") pursuant to which, on the date hereof, the Company Parties are issuing and selling to LLCP, and LLCP is purchasing from the Company, the Note, and the Company is issuing and selling to LLCP, and LLCP is purchasing from the Company, the Warrants, all on the terms and subject to the conditions set forth in the Securities Purchase Agreement. Unless otherwise indicated, capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the Securities Purchase Agreement.

         B. The execution of this Agreement by the Company and the Principal Shareholders is a condition precedent to the obligation of LLCP to consummate the transactions contemplated by the Securities Purchase Agreement.

         C. In addition, in consideration of the substantial direct and indirect benefits which the Company and the Principal Shareholders will realize from the consummation of the transactions contemplated by the Securities Purchase Agreement, the Company and the Principal Shareholders have agreed to grant to LLCP the investment monitoring and other rights set forth in this Agreement, respectively.

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.       INVESTMENT MONITORING RIGHTS.






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         1.1 Agreement to Vote. Each Principal Shareholder, as a holder of
Common Stock of the Company, hereby agrees on behalf of itself and any transferee or assignee of any such shares of Common Stock, to hold any and all of such shares of Common Stock and any and all other voting securities of the Company acquired by such Principal Shareholder on or after the date hereof (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such securities) (the "Principal Shareholder Shares") subject to, and to vote the Principal Shareholder Shares in accordance with, the provisions of this Agreement.

                  (a) Election of LLCP Representative as Director. If LLCP determines, based on advice of counsel, that it is required to maintain a representative of LLCP on the Board of Directors of the Company (the "Board") in order to qualify as a "venture capital operating company" for purposes of ERISA compliance, then LLCP shall have the right to require the Principal Shareholders to vote all of the Principal Shareholder Shares then owned by them (or as to which they then have voting power) to duly elect or appoint to the Board an individual designated by LLCP in an LLCP Representative Request (as such term is defined below (the "LLCP Representative") furnished to the Principal Shareholders, in accordance with the following terms:

                           (i) Within five (5) Business Days after the Company's receipt of an LLCP Representative Request, the Company and the Principal Shareholders shall take or cause to be taken as soon as practicable such actions (including, without limitation, creating a vacancy or adding an additional Board seat) as may be necessary or advisable to cause the LLCP Representative to be elected or appointed to the Board and to remain a duly elected or appointed member of the Board; and

                           (ii) In connection with any such election or appointment of the LLCP Representative to the Board pursuant to this
         Section 1.1, each Principal Shareholder agrees that he will vote (or cause to be voted) all of the Principal Shareholder Shares then owned beneficially and of record by him, directly or indirectly, so that the LLCP Representative shall be duly elected or appointed to the Board.

         For purposes of this Agreement, the term "LLCP Representative Request" shall mean a written request delivered by or on behalf of LLCP to the Company notifying the Company of LLCP's election under this Section 1.1 to have an LLCP Representative elected or appointed to the Board and naming the individual who has been so designated.

                  (b) Removal. The Principal Shareholders shall not vote to remove the LLCP Representative designated above without the affirmative vote or prior written consent of LLCP.

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                  (c) Vacancy. In the event of the death or resignation, or
removal by LLCP, of the LLCP Representative at any time, or in the event the LLCP Representative shall not be elected to the Board at any election of directors for any reason, or if the LLCP Representative is removed from the Board, the Company and the Principal Shareholders shall, upon the request of LLCP, promptly (and in any event within five (5) days of such request) take such steps as may be necessary or appropriate to cause another Person designated by LLCP to become the LLCP Representative on the Board, including increasing the size of the Board and/or filling the resulting vacancy with an LLCP Representative. Such steps may include calling and holding, in accordance with the Bylaws of the Company and Applicable Laws, a special meeting of the Board or the shareholders of the Company or circulating a written consent for execution by members of the Board and/or the shareholders.

                  (d) To the extent that the Board delegates any of its duties to an executive committee or other committee, the LLCP Representative shall, upon the request of LLCP, be appointed to such committee.

                  (e) The agreements set forth in this Section 1.1 are intended to constitute enforceable voting agreements within the scope of Section 7-107-302 of the Colorado Business Corporation Act.

         1.2 Observation Rights. Without limiting any of the rights of LLCP in this Section 1, and whether or not any LLCP Representative is then serving on the Board, the Company shall invite two (2) representatives of LLCP or one (1) representative of LLCP plus one (1) advisor to attend in a non-voting observer capacity all meetings of the Board and the committees thereof and at all meetings of the shareholders of the Company. Notice of such meetings shall be given to LLCP in the same manner and at the same time as to the members of the Board or such committees or such shareholders, as the case may be (which in any event shall not be less then forty-eight (48) hours prior to such meeting unless otherwise agreed to by LLCP in advance and in writing). LLCP shall be provided with copies of (a) a meeting agenda, if any is prepared, (b) all information that is provided to the members of the Board or such committees or such shareholders (whether prior to, at, or subsequent to any such meetings), as the case may be, at the same time as such materials are provided to the members of the Board or such committee or such shareholders, as the case may be, and (c) copies of the minutes of all meetings of the Board and such committees or such shareholders concurrently with the distribution of such minutes to one or more members of the Board or such committees or such shareholders, as the case may be, but in no event later than forty-five (45) days after each such meeting.

         1.3 Monthly Operating Meetings. In each calendar month after the date hereof, representatives of LLCP and of the Company shall meet to review the financial condition of the Company and its Subsidiaries as reflected in the financial information furnished pursuant to Section 9.3 of the Securities Purchase Agreement. Each meeting shall at all times be comprised

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of at least two (2) members of senior management of the Company, who initially shall be Richard E. Schaden and John Gallivan and two (2) individuals designated by LLCP (who shall be representatives of Levine Leichtman Capital Partners, Inc. ("LLCP Inc."), an Affiliate of LLCP). The financial officers and other members of senior management of the Company shall be available at each meeting to review financial information and discuss other matters. LLCP and the Company shall mutually agree in each calendar month on the date and time for the meeting to be held in the immediately succeeding calendar month (provided that the failure to agree on such date and time in any month shall not be construed as an agreement not to hold a meeting in the immediately succeeding month). Meetings may be conducted by telephone so long as each of the persons attending can hear each of the other persons attending the meeting. The Company's financial officers shall prepare a financial package for delivery to LLCP at least forty-eight hours (48) hours prior to each regularly scheduled monthly meeting. The financial package shall include, among other things, (i) the Monthly Reporting Package and (ii) such other information regarding the Company and its subsidiaries as LLCP may from time to time request. The provisions of this Section 1.3 shall apply on a quarterly basis instead of a monthly basis after the date on which the Note has been indefeasibly paid in full or otherwise satisfied in full.

2.       INDEMNIFICATION AND INSURANCE.

         2.1 The Company shall, to the maximum extent permitted by law, indemnify, defend and hold harmless the LLCP Representative, LLCP and the employees, partners, principals, agents, attorneys, accountants, representatives and other Affiliates of LLCP (including, without limitation, LLCP, Inc.) (collectively, the "LLCP Parties"), from and against all costs, expenses, liabilities, claims, judgments, damages and losses, including, without limitation, all reasonable attorneys' fees and expenses and the cost of any investigation and preparation incurred in connection therewith, incurred in connection with any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (collectively, "Liabilities and Costs"), arising out of or in any way related to the fact that any LLCP Party is or was a director, officer, employee or other agent of the Company or any subsidiary of the Company, is or was serving as an observer of the Board, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise and, in connection with any LLCP Party serving as such director, officer, employee or other agent, provided that such LLCP Party acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company.

         2.2 Upon request by any LLCP Party, the Company, shall advance (within five (5) Business Days of such request) any and all expenses, including, without limitation, any and all reasonable attorneys' fees and the cost of any investigation and preparation incurred in connection with any matter for which such LLCP Party is or may be entitled to indemnification hereunder. The Company shall also indemnify each LLCP Party from and against any and all

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Liabilities and Costs incurred in connection with any claim or action brought to enforce such LLCP Party's rights under this Section 2, or under Applicable Law or the Company's charter or bylaws now or hereafter in effect relating to indemnification, or for recovery under directors' and officers' liability insurance policies maintained by the Company, regardless of whether such LLCP Party is ultimately determined to be entitled to such indemnification or insurance recovery, as the case may be. If, for any reason, the foregoing indemnification is not available for any reason or is not sufficient to indemnify and hold the LLCP Parties harmless from all such Liabilities and Costs, then the Company shall contribute to the amount of all such Liabilities and Costs paid or payable by any LLCP Party in such proportion as is appropriate to reflect not only the relative benefits received by the Company, on the one hand, and LLCP, on the other hand, but also the relative fault of each, as well as any other equitable considerations. The Company's reimbursement, indemnity and contribution obligations shall be in addition to any liability the Company may otherwise have at law or under any other agreement, including, without limitation, the Securities Purchase Agreement, and such obligations shall extend, upon the same terms, to all LLCP Parties. This Section 2 shall survive indefinitely the termination of this Agreement.

         2.3 At any time that an LLCP Representative is serving on the Board and continuing for as long as any claim may be made against the LLCP Representative during any applicable statute of limitations periods, the Company shall have in place and shall maintain in force and effect one or more directors and officers liability insurance policies providing at least $10,000,000 in insurance coverage for director liability, including coverage for claims under federal and state securities laws under terms and conditions generally included in such policies and so long as the Company can obtain such a policy under commercially reasonable terms (including the premium amount), provided, that if the Company is unable to obtain at least $10,000,000 in insurance coverage on commercially reasonable terms, it will obtain such lesser amount as is commercially reasonable.

3.       CO-SALE AGREEMENT.

         3.1 If one or more Principal Shareholders or any of their Affiliates proposes to sell or transfer any shares of equity securities of the Company now owned or held, directly or indirectly, by it or them ("Co-Sale Shares") in any transaction (or series of related transactions) that does not constitute a Public Sale (as such term is defined below) or a Permitted Transfer (as such term is defined below), such Principal Shareholder or Principal Shareholders shall promptly notify the Company and LLCP in writing (the "Co-Sale Notice") at least twenty (20) days prior to the closing of such proposed sale or transfer. The Co-Sale Notice shall describe in reasonable detail the proposed sale or transfer, including, without limitation, the number of Co-Sale Shares proposed to be sold or transferred, the nature of such sale or transfer, the consideration to be paid and the name and address of each prospective purchaser or transferee. In the event that the sale or transfer is being made pursuant to the provisions of Section 3.8, the Notice shall state under which paragraph and subparagraph the sale or transfer is being made. For purposes of this

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Agreement, (a) the term "Public Sale" shall mean a sale, transfer or other disposition of Common Stock into the public market in a broker's transaction within the meaning of Section 4(4) of the Securities Act or in a transaction directly with a market maker as that term is defined in Section 3(a)(38) of the Exchange Act in the manner provided for in Rule 144 promulgated under the Securities Act or in a public offering pursuant to an effective registration statement under the Securities Act and (b) the term "Permitted Transfer" shall mean (i) a sale, transfer or series of sales or transfers by Richard E. Schaden or any of his Affiliates (but this exception shall not apply to the sale, transfer or series of sales or transfers by Richard E. Schaden of shares held by Richard F. Schaden and his Affiliates) of up to 15% of the equity securities of the Company held by Richard E. Schaden or any of his Affiliates on a Fully Diluted Basis (but this exception shall not apply to shares sold on behalf of Richard F. Schaden and his Affiliates) on the date of this Agreement, resulting in gross proceeds to Richard E. Schaden or any of his Affiliates of less than $2,000,001, (ii) a sale, transfer, or series of sales or transfers by Richard F. Schaden or any of his Affiliates to the Company in compliance with the terms of the Subordinated Indebtedness set forth in Sections 10.1 and 10.4 of the Securities Purchase Agreement or to Richard E. Schaden or any of his wholly-owned Affiliates or (iii) the sale of shares by Richard E. Schaden pursuant to the terms of Section 4 of that certain Stock Purchase Agreement dated as of July 14, 1994 by and between Richard F. Schaden and Richard E. Schaden (the "Stock Purchase Agreement") in effect on the date hereof or the sale of shares by Richard F. Schaden to Richard E. Schaden pursuant to the Stock Purchase Agreement.

         3.2 LLCP shall have the right, exercisable upon written notice to the Principal Shareholder(s) within twenty-five (25) days after receipt of the Co-Sale Notice, to participate in such sale or transfer on the same terms and conditions as specified in the Co-Sale Notice. To the extent that LLCP exercises such right of participation in accordance with the terms and conditions set forth in this Section 3, the number of Co-Sale Shares that the Principal Shareholder(s) may sell or transfer in the transaction(s) shall be correspondingly reduced.

         3.3 If there shall be a decrease in the price to be paid by the proposed purchaser or transferee for the Co-Sale Shares to be purchased from the price set forth in the Co-Sale Notice, which decrease is acceptable to the Principal Shareholder(s), or any other material change in the terms or conditions set forth in the Co-Sale Notice which are less favorable to the Principal Shareholder(s) but which are acceptable to the Principal Shareholder(s), the Principal Shareholder(s) shall immediately notify LLCP in writing of such decrease or other change, and LLCP shall have ten (10) Business Days from the date of receipt of such written notice to modify the number of equity securities of the Company it will sell to the purchaser or transferee, as previously indicated in the written notice delivered by LLCP pursuant to Section 3.2.

         3.4 LLCP may sell or transfer all or any portion of equity securities of the Company acquired from the Company equal to the product of (a) the aggregate amount of equity securities of the Company covered by the Co-Sale Notice, multiplied by (b) a fraction, the numerator of

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which is equal to the number of shares of Common Stock, Warrant Shares or other equity securities acquired from the Company, as applicable, owned by LLCP at the time of the sale or transfer (collectively, the "LLCP Shares"), and the denominator of which is the total number of issued and outstanding shares of Common Stock and LLCP Shares owned by the Principal Shareholders in the aggregate and LLCP, respectively, immediately prior to the time of the sale or transfer. In no event shall LLCP be required to make any representation or warranty in connection with the sale to any prospective purchaser or transferee other than as to the organization and authority of LLCP and title to the equity securities to be sold by LLCP.

         3.5 LLCP shall effect its participation in the proposed sale or transfer by promptly delivering to the Principal Shareholder(s) for transfer to the prospective purchaser or transferee one or more stock certificates, properly endorsed for transfer, which represent:

                  (a) the type and number of equity securities acquired from the Company which LLCP elects to sell; or

                  (b) that number of Warrant Shares or other equity securities acquired from the Company held by LLCP which is at such time convertible into the equity securities which LLCP elects to sell; provided, however, that if the prospective purchaser or transferee objects to the delivery of Warrant Shares or other equity securities held by LLCP in lieu of Common Stock, LLCP shall convert (if convertible in accordance with their terms) such Warrant Shares or other equity securities held by LLCP into Common Stock and deliver Common Stock. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser or transferee.

         3.6 The stock certificate or certificates that LLCP delivers to the Principal Shareholder(s) pursuant to this Section 3.5 shall be transferred to the prospective purchaser or transferee in connection with the consummation of the sale of the equity securities of the Company pursuant to the terms and conditions specified in the Co-Sale Notice (as such terms and conditions may be modified and accepted pursuant to Section 3.3), and the Principal Shareholders shall concurrently therewith remit to LLCP by wire transfer in immediately available funds that portion of the sale proceeds to which LLCP is entitled by reason of LLCP's participation in such sale. To the extent that any prospective purchaser or transferee prohibits such assignment or otherwise refuses to purchase shares or other securities from LLCP, the Principal Shareholder(s) shall not sell to such prospective purchaser or transferee any equity securities of the Company unless and until, simultaneously with such sale, the Principal Shareholder(s) shall purchase such shares or other securities from LLCP on terms and conditions identical to those under which the Principal Shareholder(s) sold his or its shares (as such terms and conditions may be modified and accepted pursuant to Section 3.3). Subject to the foregoing sentence, if the Principal Shareholder(s) do not complete the proposed sale or transfer for any reason, the Principal Shareholder(s) shall immediately, but in no event in more than two (2)

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business days, return to LLCP all documents (including, without limitation, the
Warrant and all stock certificates, stock assignments and/or powers of attorney) which LLCP delivered to the Principal Shareholder(s) pursuant to this Section 3 or otherwise in connection with such sale or other transfer.

         3.7 The exercise or non-exercise of the rights of LLCP hereunder to participate in one or more sales of Co-Sale Shares by the Principal Shareholder(s) shall not adversely affect its rights to participate in subsequent sales of Co-Sale Shares by the Principal Shareholder(s).

         3.8 Prohibited Transfers.

                  (a) In the event of any purported or actual sale or transfer (including, without limitation, the entering into of any agreement, arrangement or understanding to sell) of Co-Sale Shares by any Principal Shareholder in contravention of the co-sale rights of LLCP hereunder (a "Prohibited Transfer"), LLCP shall have, in addition to all other rights, powers or remedies available at law, in equity, under this Agreement or any other Investment Document or under Applicable Law, the right to exercise the Prohibited Transfer Put (as such term is defined below), and such Principal Shareholder agrees that he or it shall be bound by the applicable provisions hereof, to require the party that entered into such sale or transfer to purchase a number of shares of equity securities of the Company equal to the number of shares of equity securities that LLCP would have been entitled to sell under Section 3.4, had the Prohibited Transfer been effective in accordance and in compliance with the terms of
Section 3.1 through Section 3.6.

                  (b) In the event of any Prohibited Transfer by a Principal
Shareholder:

                           (i) The Company shall, upon the request of LLCP, instruct the Company's transfer agent not to enter such Prohibited Transfer on the stock ledger or other similar records of the Company; and

                           (ii) LLCP may exercise a right (the "Prohibited Transfer Put") to require such Principal Shareholder to purchase a number of shares of equity securities of the Company equal to the number of shares LLCP would have been entitled to sell to the purchaser under this Section 3 had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

                                    (A) The price per share at which shares are
                  to be sold to such Principal Shareholder shall be equal to the price per share paid by the purchaser to such Principal Shareholder in the Prohibited Transfer. Such Principal Shareholder shall also reimburse LLCP for any and all fees and expenses, including attorneys,

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                  accountants and other expenses, incurred pursuant to the
                  exercise or attempted exercise of LLCP's rights under
                  Section 3;

                                    (B) Within thirty (30) days after the later
                  of the dates on which LLCP (x) received notice of the Prohibited Transfer or (y) otherwise became aware of the Prohibited Transfer, LLCP shall, if exercising the Prohibited Transfer Put, deliver to such Principal Shareholder the certificate or certificates representing the shares to be sold, each certificate to be properly endorsed for transfer;

                                    (C) Such Principal Shareholder shall,
                  immediately upon receipt of the certificate or certificates (but no later than one (1) day after receipt of such certificate or certificates) representing the shares to be sold by LLCP, pay to LLCP the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 3.9(b)(ii)(A), by wire transfer in immediately available funds; and

                                    (D) Notwithstanding the foregoing, the
                  Company agrees that it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the prior written consent of LLCP.

4.       PREEMPTIVE RIGHTS.

         4.1 The Company hereby grants to LLCP the right to purchase up to LLCP's pro rata share of any New Securities (as such term is defined below) which the Company may from time to time propose to sell and issue, and the Company shall not issue or sell any New Securities without first complying with the provisions of this Section 4. For purposes of this Section 4.1, LLCP's pro rata share shall be equal to a percentage based on a fraction, (a) the numerator of which is equal to the number of shares of Common Stock held by LLCP or issuable upon the exercise of the Warrants (including conversion of Preferred Stock issuable upon exercise of the Warrants) or other Equity Rights of the Company acquired from the Company owned or held by LLCP immediately prior to the issuance of the New Securities, and (b) the denominator of which is equal to the sum of the total number of shares of Common Stock (including shares of Common Stock issuable upon conversion of the Preferred Stock) outstanding immediately prior to the issuance of the New Securities.

         4.2 The term "New Securities" shall mean any Capital Stock (including Common Stock or preferred stock) of the Company whether now authorized or not, and any Equity Rights of the Company, including the issuance of any treasury stock of the Company or any Common Stock repurchased by the Company pursuant to the Tender Offer; provided, however, that the term New Securities does not include (a) any securities issued in a public offering pursuant to an

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effective registration statement under the Securities Act, so long as the
Company receives proceeds in such public offering (net of selling commissions and underwriting discounts) of at least $20,000,000 and so long as the securities sold in such public offering are listed on Nasdaq or any other national securities exchange, (b) shares of Common Stock or Option Rights outstanding on the date hereof issued to employees of the Company as part of an employee incentive plan approved by the majority of the shareholders of the Company; or (c) securities issued pursuant to the Stock Appreciation Rights Plan, provided, that such securities are issued pursuant to all of the requirements in the definition of Stock Appreciation Rights Plan as set forth in
Section 1.1 of the Securities Purchase Agreement. Notwithstanding the foregoing, the exemption described in Section 4.2(b) above shall not apply to any shares issued, issuable, reserved for issuance or otherwise committed to be issued under the Stock Appreciation Rights Plan to Richard E. Schaden or any of his Affiliates, unless (A) such issuance, reservation or other commitment meets the requirements of the definition of Stock Appreciation Rights Plan and (B) the Company issues to, or otherwise offers LLCP the same economic benefit/opportunity offered to Richard E. Schaden or any of his Affiliates, including the same number and type of securities upon the same terms and conditions as those offered to Richard E. Schaden or any of his Affiliates.

         4.3 If the Company proposes to undertake an issuance of New Securities, it shall give LLCP written notice (an "Issuance Notice") of its intention, describing the number and type of New Securities, and their proposed offer price and the general terms upon which the Company proposes to issue the same. LLCP shall have thirty (30) days after its receipt of the Issuance Notice to agree to purchase up to LLCP's pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company (the "Acceptance Notice") and indicating therein the number of New Securities to be purchased. The Company shall, at the closing of the issuance of the New Securities, sell to LLCP such number of New Securities as LLCP shall have agreed to purchase in the Acceptance Notice.

5.       Certain Transfers.

         5.1 Transfers by Richard F. Schaden. At any time prior to June 30, 2001, Richard F. Schaden shall comply with the terms of Section 5.7 of the Securities Purchase Agreement. At any time after June 30, 2001, Richard F. Schaden may sell up to an aggregate of up to one-third (1/3) of the equity securities of the Company held by him on the date hereof which may be sold in a private placement sale only, provided that such sale is approved by Richard E. Schaden pursuant to the Stock Purchase Agreement, subject to the right of LLCP to participate in such sale pursuant to Section 3 of this Agreement. If Richard
F. Schaden proposes to sell in all sales completed after the date hereof more than one-third (1/3) of the equity securities of the Company held by him on the date hereof which may be sold in a private placement sale only, the terms, conditions and proposed transferee in such sale shall be subject to the approval right of LLCP, which approval shall not be unreasonably withheld and such sale shall be subject to the right of

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LLCP to participate in such sale pursuant to Section 3 of this Agreement.
RICHARD F. SCHADEN'S OBLIGATIONS UNDER THIS SECTION 5.1 (BUT NOT SECTION 3) SHALL TERMINATE SIX (6) MONTHS AFTER THE NOTE IS INDEFEASIBLY PAID IN FULL OR OTHERWISE SATISFIED IN FULL.

         5.2 Transfers by Richard E. Schaden. At any time prior to June 30, 2001, Richard E. Schaden shall comply with the terms of Section 5.7 of the Securities Purchase Agreement. At any time after the date that is six (6) months after the date that the Note is indefeasibly paid in full or otherwise satisfied in full, Richard E. Schaden may sell the equity securities of the Company then held by him in a private placement sale OR IN A PUBLIC SALE, subject to the right of LLCP to participate in such sale pursuant to Section 3 of this Agreement.

6.       MISCELLANEOUS.

         6.1 Legends. The Company shall cause all certificates representing shares of Capital Stock of the Company now owned or held or hereafter acquired by the Principal Shareholders to be stamped or endorsed thereon a legend substantially in the following form (in addition to any legends required under applicable state securities laws or take such other actions (including without limitation placing such stop order with the Company's transfer agent) to effect the restrictions set forth herein with respect to such Capital Stock):

             THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF AN INVESTOR RIGHTS AGREEMENT DATED AS OF NOVEMBER __, 2000, BY AND AMONG THE HOLDER, THE COMPANY AND CERTAIN OTHER PERSONS. COPIES OF SUCH AGREEMENT MAY BE OBTAINED FROM THE COMPANY UPON WRITTEN REQUEST.

         6.2 Stock Transfer Records. The Company shall make appropriate notations in its stock transfer records of the restrictions on transfer provided for in this Agreement and shall not record any transfers of capital stock not made in strict compliance with the terms of this Agreement. The Company acknowledges that any such transfer shall constitute an Event of Default under
Section 11.1 of the Securities Purchase Agreement.

         6.3 Successors and Assigns. The rights and obligations of LLCP under this Agreement shall be freely assignable in connection with any transfer of the Warrants or any portion thereof or of any shares of Capital Stock issued upon the exercise thereof in whole or in part; provided, however, that LLCP may not transfer such rights and obligations to a Competitor, and may not transfer the rights of LLCP contained in Section 1 to any assignee. Any assignee of such rights shall be entitled to all of the benefits of this Agreement as if such assignee were an original party hereto. This Agreement shall be binding upon, and shall inure to the benefit of, each of the parties and their respective successors and permitted assigns.

         6.4 Entire Agreement. This Agreement constitutes the full and entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes all prior oral and written, and all contemporaneous oral, agreements and understandings relating to the subject matter hereof.

         6.5 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if transmitted by telecopier with receipt acknowledged, or upon delivery, if delivered personally or by recognized commercial courier with receipt acknowledged, or upon the expiration of 72 hours after mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                           (1)      If to LLCP, to:

                                    Levine Leichtman Capital Partners II, L.P.
                                    c/o Levine Leichtman Capital Partners, Inc.
                                    335 North Maple Drive, Suite 240
                                    Beverly Hills, CA 90210
                                    Attention:  Arthur E. Levine, President
                                    Telephone:       (310) 275-5335
                                    Telecopier:      (310) 275-1441

                                    with a copy to:

                                    Riordan & McKinzie
                                    300 South Grand Avenue, Suite 2900
                                    Los Angeles, CA  90071
                                    Attention: Richard J. Welch, Esq.
                                    Telephone:  (213) 629-4824
                                    Telecopier:  (213) 229-8550

                           (2)      If to the Company or any Principal
                                    Shareholder, at:

                                    The Quizno's Corporation
                                    1415 Larimer Street
                                    Denver, CO 80202
                                    Attention: Legal Department
                                    Telephone:  (720) 359-3300

                                    Telecopier:  (720) 359-3399

or at such other address or addresses as LLCP, such assignee, the Company or any Principal Shareholder, as the case may be, may specify by written notice given in accordance with this Section 6.5.

         6.6 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         6.7 Counterparts. This Agreement may be executed in two or more counterparts and by facsimile, each of which shall be an original, but all of which together shall constitute one instrument.

         6.8 Descriptive Headings, Construction and Interpretation. The descriptive headings of the several paragraphs of this Agreement are for convenience of reference only and do not constitute a part of this Agreement and are not to be considered in construing or interpreting this Agreement. All section, preamble, recital and party references are to this Agreement unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

         6.9 Waivers and Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally or by course of dealing, but only by a statement in writing signed by all of the parties.

         6.10 Remedies. In the event that the Company or any Principal Shareholder fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, LLCP may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right of LLCP, or to take any one or more of such actions. The Company and the Principal Shareholders hereby agree that LLCP shall not be required or otherwise obligated to, and hereby waive any right to demand that LLCP, post any performance or other bond in connection with the enforcement of its rights and remedies hereunder. The Company agrees to pay all fees, costs, and expenses, including, without limitation, fees and expenses of attorneys, accountants and other experts retained by LLCP, and all fees, costs and expenses of appeals, incurred or expended by LLCP in connection with the enforcement of this Agreement or the collection of any sums due hereunder, whether or not suit is commenced. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

         6.11     Principal Shareholders.

                  (a) Representations and Covenants. Each Principal Shareholder hereby represents and warrants to LLCP that (a) he has the sole power and authority to execute, deliver and perform his obligations under this Agreement, without obtaining the Consent of any other Person, (b) this Agreement has been duly executed and delivered by such Principal Shareholder and constitutes the legal, valid and binding obligation of such Principal Shareholder, enforceable against such Principal Shareholder in accordance with its terms, and (c) the execution and delivery of this Agreement by such Principal Shareholder, and the performance by such Principal Shareholder of his obligations hereunder, does not and will not breach or violate any agreement, instrument or other document to which such Principal Shareholder is a party or to which such Principal Shareholder's assets are bound or any Applicable Laws. In addition, each Principal Shareholder hereby represents and warrants to LLCP that he has carefully read this Agreement and has had sufficient time and opportunity to consider its terms and to obtain legal advice, if desired, and he fully understands the final and binding effect of this Agreement. Each Principal Shareholder hereby covenants and agrees with LLCP that he will not sell, transfer or otherwise dispose of in any transaction which does not constitute a Permitted Transfer of any shares of Capital Stock of the Company beneficially owned or held by him without the prior written consent of LLCP, other than transfers permitted by Section 5 of this Agreement, and other than in a Public Sale completed after consummation of a public offering by the Company pursuant to a Registration Statement (as defined in the Registration Rights Agreement) OR IN A PUBLIC SALE COMPLETED SIX (6) MONTHS AFTER THE NOTE IS INDEFEASIBLY PAID IN FULL OR OTHERWISE SATISFIED IN FULL. Each Principal Shareholder hereby covenants and agrees with LLCP that he shall not exchange his shares of Capital Stock for equity securities of an entity formed by the Company in connection with the Tender Offer Merger unless such exchange complies with the requirements set forth in Section 4.4(a) of the Warrants. In addition, each Principal Shareholder hereby covenants and agrees with LLCP that, at such time as the Warrant Shares represent more than 19.9% of the outstanding Common Stock or more than 19.9% of the outstanding voting power of the Company, and if required by Applicable Laws and NASD Rules or rules of the New York Stock Exchange, American Stock Exchange or other securities exchange or system, as applicable, he will vote his shares to approve the issuance of the Warrant Shares to LLCP in accordance with the provisions of such Applicable Laws and NASD Rules or rules of the New York Stock Exchange, American Stock Exchange or other securities exchange or system, as applicable.

                  (b) Capacities. Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge that the Principal Shareholders have signed this Agreement in their individual capacities, and not as representatives of the Company, solely for the purposes of the provisions of Section 1.1 regarding their agreement to vote, Section 3 regarding Co-Sale and other matters, for the purposes of making the representations and warranties set forth in this Section
6.11 and for the purposes of the applicable miscellaneous provisions set forth in this Section 6, and shall have no personal liability for any other provisions contained herein.

                  (c) Exception. The representations and covenants made by Richard E. Schaden in this Section 6.11, and the provisions of this Agreement with respect to the Common Stock or other equity securities or options convertible into Common Stock owned by Richard E. Schaden shall be subject and subordinate to (i) the Margin Agreement between Richard E. Schaden and Ferris Baker Watts dated August [8], 2000, (ii) any successor margin agreement, provided, however, that the loan amount of such successor margin agreement shall not exceed the loan amount of the original margin agreement, or (iii) the Separation Agreement dated on or about August 16, 2000 between Richard E. Schaden and Irene Schaden.

         6.12 Confidentiality. LLCP acknowledges and agrees that it and its agents and representatives, including the LLCP Representative, (a) shall keep all information it obtains hereunder confidential, (b) shall not disclose any such information to any of its employees or other persons, other than those who have a need to know and are subject to confidentiality obligations substantially similar to those provided herein, (c) shall not use any such information, directly or indirectly, for its own benefit or the benefit of any affiliate, including the trading of any securities or acting as a "tipper" in connection therewith, and (d) shall take all reasonable steps necessary to prevent any breach of the foregoing obligations by any of its affiliates, employees, representative or agents who receive or have access to such information; provided, however, that this Section 6.12 shall not apply to (v) information already in the public domain, (w) disclosure at the request of any applicable regulatory authority or in connection with an examination of the Company by that authority, (x) pursuant to subpoena or other court process, (y) when required to do so in accordance with any applicable law, and (z) to LLCP's limited partners, officers, agents, representatives, independent auditors and other professional advisors provided such persons acknowledge and are bound by LLCP's confidentiality obligations hereunder.

         6.13 Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

         6.14 Consent to Jurisdiction and Venue. THE COMPANY, EACH PRINCIPAL SHAREHOLDER AND LLCP HEREBY CONSENTS AND AGREES THAT ALL ACTIONS, SUITS OR OTHER PROCEEDINGS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT SHALL BE TRIED AND LITIGATED IN STATE OR FEDERAL COURTS LOCATED IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY AND ALL CLAIMS, CONTROVERSIES AND DISPUTES ARISING OUT OF THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT OR ANY OTHER MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 6.14 SHALL PRECLUDE LLCP FROM BRINGING ANY ACTION, SUIT OR OTHER PROCEEDING IN THE COURTS OF ANY OTHER LOCATION WHERE THE COMPANY OR ANY OF ITS ASSETS OR THE COLLATERAL MAY BE FOUND OR LOCATED OR TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LLCP.

                  THE COMPANY, EACH PRINCIPAL SHAREHOLDER AND LLCP HEREBY (A) IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION, SUIT OR OTHER PROCEEDING COMMENCED IN ANY SUCH COURT, (B) WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR ANY OBJECTION THAT SUCH PERSON MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION OR IMPROPER VENUE AND (C) CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. THE COMPANY, EACH PRINCIPAL SHAREHOLDER AND LLCP HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT OR OTHER PROCESS ISSUED IN ANY SUCH ACTION, SUIT OR OTHER PROCEEDING AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN SECTION 6.5 (NOTICES) AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PERSON'S ACTUAL RECEIPT THEREOF OR FIVE DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

                  TO THE EXTENT PERMITTED UNDER THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, THE COMPANY AND EACH PRINCIPAL SHAREHOLDER HEREBY EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH ACTION, SUIT OR OTHER PROCEEDING, THE JURISDICTION OF ANY OTHER COURT OR COURTS THAT NOW OR HEREAFTER, BY REASON OF SUCH

PERSON'S PRESENT OR FUTURE DOMICILE, OR OTHERWISE, MAY BE AVAILABLE TO IT.

         6.15 Term. This Agreement will be effective contemporaneous with the Closing of the Securities Purchase Agreement. Provided the Note has been indefeasibly paid or otherwise satisfied at such time, the rights granted to LLCP under this Agreement shall terminate at such time as LLCP no longer owns or holds, or has the right to acquire any shares of Common Stock of the Company, including the right to acquire from the Company, directly or indirectly, at least two percent (2.0%) of the Common Stock on a Fully Diluted Basis.

         6.16 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE COMPANY AND THE HOLDER WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE COMPANY AND THE HOLDER DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, AND UNDERSTANDING THEY ARE WAIVING A CONSTITUTIONAL RIGHT, THE COMPANY AND THE HOLDER (BY ACCEPTANCE HEREOF) WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO, THIS WARRANT, THE WARRANT SHARES, THE SECURITIES PURCHASE AGREEMENT AND/OR ANY OTHER INVESTMENT DOCUMENT, OR THE TRANSACTIONS COMPLETED HEREBY OR THEREBY.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

                              PRINCIPAL SHAREHOLDERS

                              ------------------------------
                              RICHARD E. SCHADEN, INDIVIDUALLY AND AS CO-TRUSTEE ON BEHALF OF THE VOTING TRUST

                              ------------------------------
                              RICHARD F. SCHADEN, INDIVIDUALLY AND AS CO-TRUSTEE ON BEHALF OF THE VOTING TRUST

                              COMPANY

                              THE QUIZNO'S CORPORATION, a Colorado corporation

                              By:___________________________
                                 Richard E. Schaden
                                 President and Chief Executive Officer

                              LLCP

                              LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership

                              By: LLCP California Equity Partners II, L.P., a
                                  California limited partnership, its General
                                  Partner

                                  By: Levine Leichtman Capital Partners, Inc.,
                                      a California corporation, its General
                                      Partner

                                  By:____________________________
                                     Lauren B. Leichtman
                                     Chief Executive Officer